Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. LeRoy

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS FOURTH QUARTER

FFO OF $0.54 PER SHARE AND FULL YEAR FFO OF $1.76 PER SHARE

Fourth Quarter and Full Year Highlights

•      Declared a fifth consecutive increase in the quarterly dividend, from $0.45 to $0.475 per common share, an increase of 5.6%.

•      Increased full year FFO to $36.5 million from $2.0 million, or to $1.76 from $0.15 per diluted share, over the prior year.

•      Increased fourth quarter FFO to $12.8 million from $10.4 million, or to $0.54 from $0.50 per diluted share, over the previous quarter.

•      Increased net income available to shareholders for the full year to $31.4 million from $2.0 million, or to $1.51 from $0.15 per diluted share, over the prior year.

•      Increased net income available to shareholders for the fourth quarter to $10.8 million from $8.6 million, or to $0.45 from $0.41 per diluted share, over the previous quarter.

•      Generated total revenues in the fourth quarter of $32.0 million, a 20% increase over the previous quarter.

•      Originated and closed 17 separate debt investments in the fourth quarter, totaling approximately $400.0 million, net of unamortized fees and discounts, and 58 separate debt investments for the full year with commitment amounts totaling approximately $1.32 billion.

•      Reduced the Company’s cost of secured debt and long-term capital to a weighted average, swapped-equivalent interest rate of 30-day LIBOR plus 114 basis points at December 31, 2005 from 30-day LIBOR plus 199 basis points at December 31, 2004.

•      Recognized $4.0 million in gains during the fourth quarter from the sale of two fixed rate debt investments and two floating rate debt investments.

•      Completed Gramercy’s third net lease investment with the purchase of a 50% interest in a 345,000 square foot office building net leased to Bank of America in Pasadena, CA and a further interest in certain related assets.

•      Directly originated more than 70% of quarterly debt investment volumes for the second consecutive quarter, reflecting the increasing effectiveness of Gramercy’s growing national origination platform.

•      Improved the geographic diversification of the debt investment portfolio with collateral in 19 states at the end of 2005 versus 10 states at the end of 2004.

Summary

NEW YORK, N.Y. – January 18, 2006 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $12.8 million, or $0.54 per diluted share, and net income available to common shareholders of $10.8 million, or $0.45 per diluted share, for the quarter ended December 31, 2005. The Company also reported FFO of $36.5 million, or $1.76 per diluted share, and net income available to common shareholders of $31.4 million, or $1.51 per diluted share, for the year ended December 31, 2005.  During 2005, the Company distributed $1.495 per share in dividends to common shareholders.  The Company generated total revenues of $32.0 million during the fourth quarter and $88.1 million for the year and had total assets of $1.5 billion, total liabilities of $1.1 billion, and stockholders’ equity of $372.4 million on December 31, 2005.

Investment Activity

Gramercy originated 17 separate debt investments with an aggregate unpaid principal balance, net of unamortized fees and discounts, of $400.0 million, and one net lease investment through a 50% interest in a joint venture during the fourth quarter of 2005. This represented a $76.3 million increase in debt investment production over the previous quarter.

The unpaid principal balance, net of unamortized fees and discounts, allocated by investment type and weighted average yields of the Company’s debt investments originated during the quarter ended December 31, 2005, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$183.8	45.9%	—	320	bps
Whole Loans - fixed rate	49.2	12.3%	12.22%	—
Subordinate Mortgage Interests - floating rate	129.9	32.5%	—	406	bps
Mezzanine Loans - floating rate	25.2	6.3%	—	570	bps
Preferred Equity - fixed rate	11.9	3.0%	10.28%	—
Total / Average	$400.0	100%	11.84%	372	bps

Note:  Debt Investments are presented net of unamortized fees and discounts.

Since its initial public offering in August 2004, the Company has originated and closed 73 separate debt investments with commitment amounts totaling approximately $1.72 billion. As of December 31, 2005, debt investments had a carrying value of $1.2 billion after scheduled principal payments, prepayments, loan sales, unamortized fees and discounts, and unfunded commitments of $107 million. Included in this amount are two loans held as available for sale totaling $42 million on December 31, 2005.

Aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt investments as of December 31, 2005 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$561.4	46.5%	—	325	bps
Whole Loans - fixed rate	94.4	7.8%	10.64%	—
Subordinate Mortgage Interests - floating rate	363.0	30.1%	—	443	bps
Subordinate Mortgage Interests - fixed rate	37.1	3.1%	9.20%	—
Mezzanine Loans - floating rate	82.8	6.9%	—	858	bps
Mezzanine Loans - fixed rate	43.3	3.6%	8.88%	—
Preferred Equity - floating rate	11.8	1.0%	—	900	bps
Preferred Equity - fixed rate	11.9	1.0%	10.28%	—
Total / Average	$1,205.7	100%	9.90%	417	bps

Note:  Debt Investments are presented after scheduled amortization payments and prepayments, and are net of unamortized fees, discounts, asset sales and unfunded commitments.

Asset yields for fixed rate and floating rate investments during the fourth quarter were 9.9% and 30-day LIBOR plus 417 basis points, respectively, compared to 9.0% and 30-day LIBOR plus 475 basis points, respectively, in the previous quarter.  Asset yields on the Company’s largest investment focus, floating rate whole loans, increased to 30-day LIBOR plus 325 basis points compared to 30-day LIBOR plus 309 basis points in the previous quarter.  Generally, Gramercy has sustained its high relative leveraged returns on invested equity by combining attractive asset-level spreads from directly originated loans with the sharply-reduced cost of debt resulting from Gramercy’s $1 billion collateralized debt obligation (“CDO”).  At December 31, 2005, the weighted average first-dollar and last-dollar loan-to-value ratios for the Company’s debt investments were 28% and 73%, respectively, compared to 32% and 75%, respectively in the previous quarter.  The weighted average remaining initial term of the Company’s investments remained unchanged at approximately 2.3 years.

Gramercy made its third net lease investment during the fourth quarter through with the purchase of a 50% interest in an office building in Pasadena, CA.  Gramercy also acquired an interest in certain related assets as part of the transaction. The 345,000 square foot office property, which is net leased to Bank of America through September 2015, assuming the exercise of options, and related collateral were acquired for $52.0 million, using a non-recourse, $51.0 million, 10-year fixed-rate first mortgage loan.  The Company is accounting for this investment as an unconsolidated joint venture.

Operating Results

Debt investments generated investment income of $26.3 million for the fourth quarter and $73.3 million for the year ended December 31, 2005. Gain on sales and other income of $4.8 million for the fourth quarter, and $13.6 million for the full year, was comprised primarily of gains on the sale of debt investments, and includes for the fourth quarter the recognition of $1.8 million of related unamortized loan origination fees and discounts.  Also included was interest income earned on restricted cash balances associated with the CDO issued in July 2005.

Interest expense of $13.5 million for the fourth quarter and $33.8 million for the full year reflects interest expense on $100.0 million of trust preferred securities, $810.5 million of investment-grade notes issued by the Gramercy Real Estate CDO 2005-1 and on borrowings under the secured warehouse repurchase facilities.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital was 30-day LIBOR plus 114 basis points on December 31, 2005, compared to 108 basis points on September 30, 2005, 201 basis points on June 30, 2005, and 207 basis points on March 31, 2005.

The Company incurred fees to affiliates of SL Green totaling $4.6 million during the fourth quarter and $12.9 million for the year ended December 31, 2005, all pursuant to existing management and financial advisory arrangements. Included in these amounts is a $1.2 million incentive fee, up from $1.0 million in the third quarter, earned as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold. Marketing, general and administrative expenses increased to $2.3 million for the quarter due primarily to increased professional fees and stock based compensation.

During the fourth quarter the Company recognized a net increase in its provision for loan losses of $75,000 to cover possible credit losses.  At December 31, 2005, the total provision for loan losses totaled approximately $1.0 million, or 9 basis points of unpaid principal balance on the Company’s debt investments.  At December 31, 2005, the Company’s provision for taxes totaled $900,000.

Taking into account Gramercy’s share of non-cash depreciation expense of $1.8 million for the fourth quarter and $4.8 million for the full year, $1.2 million was contributed to FFO by investments in unconsolidated joint ventures during the fourth quarter and $3.3 million was contributed to FFO by investments in unconsolidated joint ventures during the full year.  GAAP equity in the net losses of unconsolidated joint ventures was approximately $575,000 during the fourth quarter and $1.5 million for the full year, representing Gramercy’s pro rata share of GAAP net losses from its net lease joint venture investments.

Liquidity and Funding

Gramercy had substantial liquidity at December 31, 2005 consisting of $124.4 million of cash and cash equivalents, including $53.8 million of restricted cash, comprised primarily of cash held by the trustee of Gramercy’s CDO.

Loan prepayments in full, partial prepayments, and scheduled amortization payments totaled $40.1 million during the fourth quarter, contributing to total prepayments and scheduled amortization payments of $203.4 million for the full year.

Gramercy utilized its secondary loan market expertise to sell two fixed rate investments and three floating rate investments to optimize its returns on directly originated loans, and to reallocate its debt investment portfolio to maximize utilization of the CDO.  The total unpaid principal balance of loans sold during the fourth quarter was $106.6 million.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.475 per common share for the quarter ended December 31, 2005.  This represented a $0.025, or 5.6%, increase from last quarter’s dividend of $0.45 and represents the fifth consecutive dividend increase since the Company’s initial public offering in July 2004. The dividend was paid on January 17, 2006 to shareholders of record at the close of business on December 30, 2005. During 2004, the Board of Directors adopted a dividend policy under which it generally intends to distribute to its shareholders approximately 100% of the Company’s taxable income.

Company Profile

Gramercy is a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy Capital Corp. is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, January 19, 2006 at 2:00 p.m. ET to discuss fourth quarter and full year ended 2005 financial results. The conference call may be accessed by dialing 800-599-9795 (Domestic) or 617-786-2905 (International), using passcode 30148479. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.gramercycapitalcorp.com. A replay of the call will be available through Wednesday, January 26, 2006 by dialing 888-286-8010 Domestic or 617-801-6888 International, using pass code 42213191.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 9 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statement of Income

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended December 31, 2005	For the Three Months Ended December 31, 2004	For the Year Ended December 31, 2005	For the Period April 12, 2004 (formation) through December 31, 2004
Revenues
Investment income	$26,303	$5,614	$73,302	$6,841
Rental revenue, net	905	—	1,219	—
Gain on sales and other income	4,837	65	13,564	310
Total revenues	32,045	5,679	88,085	7,151

Expenses
Interest expense	13,455	1,400	33,771	1,463
Management fees	3,336	1,179	9,600	1,965
Incentive fee	1,237	—	2,276	—
Depreciation and amortization	440	33	672	38
Marketing, general and administrative	2,255	1,026	6,976	1,358
Provision for loan loss	75	—	1,030	—
Total expenses	20,798	3,638	54,325	4,824
Income from continuing operations before equity in net loss of unconsolidated joint ventures and taxes	11,247	2,041	33,760	2,327
Equity in net loss of unconsolidated joint ventures	(575)	—	(1,489)	—
Income from continuing operations before provision for taxes and GKK formation costs	10,672	2,041	32,271	2,327
Provision for taxes	100	—	(900)	—
GKK formation costs	—	—	—	(275)
Net income available to common stockholders	$10,772	$2,041	$31,371	$2,052

Basic earnings per share:
Net income available to common stockholders	$0.47	$0.15	$1.57	$0.15
Diluted earnings per share:
Net income available to common stockholders	$0.45	$0.15	$1.51	$0.15
Dividends per common share	$0.475	$0.15	$1.495	$0.15
Basic weighted average common shares outstanding	22,799	13,372	20,027	13,348
Diluted weighted average common shares and common share equivalents outstanding	23,931	13,377	20,781	13,411

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets:
Cash and cash equivalents	$70,576	$39,094
Restricted cash	53,833	1,901
Loans and other lending investments, net	1,163,745	395,717
Commercial mortgage backed securities, net	—	10,898
Investment in unconsolidated joint ventures	58,040	—
Loans held for sale, net	42,000	—
Operating real estate, net	51,173	—
Stock subscriptions receivable	—	60,445
Accrued interest	7,187	2,921
Deferred financing costs	17,488	2,044
Deferred costs	1,894	189
Derivative instruments, at fair value	2,271	249
Other assets	1,603	589
Total assets	$1,469,810	$514,047

Liabilities and Stockholders’ Equity:
Repurchase agreements	$117,366	$238,885
Collateralized debt obligation	810,500	—
Mortgage note payable	41,000	—
Management fees payable	1,329	416
Incentive fee payable	1,237	—
Dividends payable	10,726	1,951
Accounts payable and accrued expenses	11,561	1,935
Other liabilities	3,687	1,901
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	100,000	—
Total liabilities	1,097,406	245,088

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 22,794,309 and 18,812,500 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	22	19
Additional paid-in-capital	369,529	268,558
Accumulated other comprehensive income	2,851	282
Retained earnings	2	100
Total stockholders’ equity	372,404	268,959
Total liabilities and stockholders’ equity	$1,469,810	$514,047

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended December 31, 2005	For the Three Months Ended December 31, 2004	For the Year Ended December 31, 2005	For the Period April 12, 2004 (formation) through December 31, 2004

Net income available to common stockholders	$10,772	$2,040	$31,371	$2,052
Add:
Depreciation and amortization	1,482	281	3,448	327
FFO adjustment unconsolidated joint ventures	1,820	—	4,804	—
Less:
Non real estate depreciation and amortization	1,253	281	3,133	327
Funds from operations	$12,821	$2,040	$36,490	$2,052

Funds from operations per share - basic	$0.56	$0.15	$1.82	$0.15
Funds from operations per share - diluted	$0.54	$0.15	$1.76	$0.15